DELAWARE GROUP GOVERNMENT FUND

Registration No. 811-04304
FORM N-SAR
Annual Period Ended July 31, 2012

SUB-ITEM 77B: Accountant's report on internal control

Accountant's report on internal control attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On August 23, 2012, the Board of Trustees of Delaware Group Government Fund (the ?Registrant?) voted to approve changes related to the Delaware Core Plus Bond Fund?s (the ?Fund?) investment policy in emerging markets debt securities. The changes to the Fund?s investment strategies are incorporated herein by reference to the supplements dated August 28, 2012 to the Registrant?s prospectuses for the Fund dated November 28, 2011, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-12-000248 and SEC Accession No. 0001137439-12-000250).
WS: MFG_Philadelphia: 864262: v1

WS: MFG_Philadelphia: 864262: v1